Exhibit 99.1

CONFIDENTIAL

SUBJECT TO FRE 408 AND STATE LAW EQUIVALENTS

Category	Company Proposal (3/16/23)		Noteholder Proposal (3/24/23)
Conditions	This term sheet is expressly subject to:		Agreed

	•	A representation that, other than Neon and XBP, no other assets have been transferred from Intermediate to ETI;

	•	A representation that the consolidating balance sheet as of September 30, 2022 has not materially changed prior to closing of the exchange; and

	•	Review of the 10-K when filed.
Coupon	Consenting holders (including ETI) agree to:		Agreed, except liquidity threshold for determining cash interest payments set at $15 million
	•	PIK 100% of coupon due July 15, 2023

	•	PIK 50% of coupons due January 15, 2024 and July 15, 2024; provided, however, for each 2024 coupon payment, the PIK portion of the coupon shall be paid in cash subject to liquidity at Intermediate being in excess of a to be determined pro forma for the cash payment of interest (subject to discussion of cash portion of interest payments being paid monthly or quarterly starting in August 2023)

	•	Thereafter, 100% cash pay

Affiliate notes PIK 100% of coupon through January 15, 2025
Exchange & Terms of New Notes	•	Consenting holders exchange existing notes for new senior secured notes (the “New Notes”) at a 20% discount	Agreed

	•	Terms of New Notes to be acceptable to the Steering Committee, provided, that new indenture will restrict sales or distributions of assets subject to liens and equity pledges (as well as all transactions that result in the release of liens on collateral)

	•	Allow for asset sales to affiliates, subject to such asset sales being approved by Exela Intermediate LLC independent director, obtaining a fairness opinion, sold for no less than fair market value, on terms no less favorable than a third-party sale, and proceeds paid in full in cash

	•	Additional changes to the indenture to prohibit, among other things, dividends, restricted payments, unrestricted subsidiaries, distributions, investments, additional indebtedness, affiliate transactions, intercompany transfers (including any transfer of cash or assets and any payments on intercompany debt), etc., until the New Notes are paid in full

	•	New Notes Maturity: 4/15/2026 but spring to 7/12/23 if 2023 Notes or 2023 Term Loan is not repaid
Minimum Participation

Subject to participation of at least 2/3rds of Existing Secured Notes not held by ETI

ETI held Existing Notes must participate in the exchange

MFN on private exchanges of Existing Secured Notes and any exchange/refinancing of non-participating Existing Secured Notes, including with respect to additional guarantees, additional collateral, or an earlier maturity than the New Secured Notes

Agreed, except Term Loans held by the Company, including up to approximately $21 million of Term Loans subject to agreed trades, and approximately $13.4 million in 2023 Notes held by the Company, must participate in the exchange at 20% discount
Priority Debt Basket	New $50 million super senior secured debt basket to raise new capital on terms TBD; subject to ROFR to holders of New Notes	$30 million super senior debt basket
New Notes	ETI entity to receive $15 million in New Notes as credit for $15 million in prior cash infusions and $25 million in New Notes as credit for $47mm cash infusion to make approximately $58 million 1/15/23 coupon payment (no other credit for any other cash infusions)	Agreed

CONFIDENTIAL

SUBJECT TO FRE 408 AND STATE LAW EQUIVALENTS

Category	Company Proposal (3/16/23)	Noteholder Proposal (3/24/23)
Exit Consent	Per terms of the existing Indenture, will release collateral and remove other covenants, etc. from Existing Secured Notes	Agreed
Credit Support	New Notes will be secured by Neon assets,[1] and pledge of stock in the immediate parent of XBP Europe (currently BTC International Holdings, Inc. (“BTC”)), with customary and appropriate protections and covenants on BTC to ensure no leakage of the credit support from XBP Europe, including: (i) all asset sale proceeds by BTC (including through sale of XBP stock) applied per indenture; (ii) BTC may not, directly or indirectly, including through any other subsidiary, incur any debt or liens or make restricted payments, investments, distributions, or any intercompany transfers (including any transfer of cash or assets and any payments on intercompany debt), and (iii) BTC may not issue additional equity interests, common or preferred	Agreed
New Directors	Immediate appointment of independent director (acceptable to the Steering Committee) at Exela Intermediate LLC on or prior to closing	Agreed
Asset Sale Offers	Net proceeds from the sale of Neon assets up to $150 million to be used to finance asset sale offers:			Agreed
	•	Through year 1: 60%

	•	Through year 2: 70%

	•	Year 3 and beyond: through a customary Dutch auction mechanism

		o	Any declined proceeds to be retained by ETI (free and clear of any liens)

First $75 million of net proceeds from the sale of XBP Europe to finance repurchases of New Notes through a customary Dutch auction mechanism

	•	Any proceeds in excess of $75 million and any declined proceeds to be retained by ETI (free and clear of any credit support)

All asset sale offers must be made pro rata to New Notes, excluding any notes held by ETI and affiliates
2023 Maturities	2023 Notes, 2023 Term Loans, and [2023 amortization payments under the BRCC facility][2] may be satisfied with:		Agreed, except baskets to be renegotiated following outreach to holders of indebtedness with 2023 maturities
	•	Up to $50 million value of additional New Notes and/or cash; provided, that will only allow for additional $100mm of New Notes to refinance 2023 Notes and 2023 Term Loan

	•	Modifications subject to the approval of the majority (by holdings) of the Steering Committee

Subject to confirmatory due diligence; Company to disclose terms of all ongoing discussions with holders of 2023 Notes and 2023 Term Loans
Releases	Mutual Releases solely with respect to transfer of Neon and XBP Europe assets	Agreed
Ropes & Gray Fees	Payment of all accrued fees and expenses of Ropes & Gray	Agreed

[1]	On October 24, 2022, in a transaction known as “Project Neon” a subsidiary of Intermediate closed on the sale of its former Novitex onsite business operated by Exela Enterprise Solutions, Inc. (“EES”) along with certain other assets to a subsidiary of Exela TopCo that is not a Subsidiary Guarantor. Immediately prior to this transaction EES distributed several of its other business to a subsidiary of Intermediate that remains a Subsidiary Guarantor (the distributed businesses constitute approximately 50% of the pre-existing EES business). Neon had September 30, 2022 TTM revenues of $142 million and adjusted EBITDA of $30 million.

[2]	Subject to responses on Noteholders’ diligence requests.

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